Exhibit 99

Press Release

Superior Energy Services, Inc. Announces First Quarter 2002 Results

HARVEY, La.--(BUSINESS WIRE)--May 2, 2002--Superior Energy Services, Inc. (NYSE: SPN ) today announced results for the first quarter ended March 31, 2002. For the quarter, revenues were $104.8 million resulting in net income of $5.8 million or $0.08 diluted earnings per share, as compared to revenues of $91.3 million and net income from operations of $11.9 million or $0.17 diluted earnings per share, exclusive of goodwill amortization, for the first quarter of 2001.

Well Intervention Group Segment

First quarter revenues for the Well Intervention Group were $36.3 million, a 13% increase from the first quarter of 2001 and a 20% decrease from the fourth quarter of 2001. On a sequential basis, activity declined for most services, reflecting an overall decline in demand and seasonality often associated with the first quarter. Activity levels improved during March.

Rental Tools Segment

Revenues for the Rental Tools segment were $32.0 million, 17% higher than the first quarter of 2001 and 2% lower than the fourth quarter of 2001. Rentals of drill pipe and accessories to customers in the deepwater Gulf of Mexico remained strong throughout the period. Although demand decreased for shallow water and land rentals such as stabilizers, hole openers and on-site accommodations, rentals of those products showed improvement in March.

Marine Segment

Superior's marine revenues were $14.6 million, a 12% increase as compared to the first quarter of 2001 and a 21% decrease as compared to the fourth quarter of 2001. Utilization decreased for most of the Company's liftboat classes as activity levels were impacted by weaker demand and seasonal weather-related factors, particularly in January. Liftboat dayrates and utilization increased as the quarter progressed. The segment benefited from additional revenues generated by the Company's 230-ft. class liftboat, the Superior Champion, which was added to the fleet in mid-November.

In April, Superior took delivery of the 250-ft. class Dixie Endeavor, the sister liftboat to the 250-ft. class Dixie Legacy. Superior now owns three liftboats with leg lengths of 230-ft. and greater. The Company anticipates taking delivery of the 245-ft. class Superior Storm in the second quarter and the 245-ft. class Superior Gale in the fourth quarter. As a result, by year end Superior will own and operate five of the industry's 10 liftboats with leg lengths of 230-ft. and greater currently operating in the Gulf of Mexico.

        Liftboat Average Dayrates and Utilization by Class Size
                   Three Months Ended March 31, 2002
                              ($ actual)

Class           Liftboats          Average Dayrate         Utilization
105'                    8                  $ 2,620               69.7%
120-135'                9                    3,196               80.4%
145-155'               11                    6,064               68.5%
160'-175'               6                    7,052               44.3%
200'                    4                    9,485               53.9%
230'                    1                   11,638              100.0%
250'                    1                   18,868               58.9%

Other Oilfield Services Segment

The Company has combined its Field Management and Environmental/Other Segments to create the "Other Oilfield Services" segment. Revenues in this segment were $22.0 million, a 17% increase over the first quarter of 2001 and a 4% decrease over the fourth quarter of 2001. The primary factors impacting this segment's performance were fewer construction and fabrication projects as well as decreased demand for maintenance cleaning, and offshore and dockside services.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "Gulf of Mexico activity levels improved toward the end of the quarter after starting slowly and bottoming in late January and into early February. We believe our increased earnings power as a result of executing our bundled services strategy and the contribution of acquisitions and asset purchases made during the past 12 months puts Superior in an excellent position to leverage the industry's strengthening fundamentals.

"Superior historically has grown its asset base and earnings power through cycles, and this cycle is no different. The company can offer the industry a unique package of rig-less, production-related services and rental tools supported by large liftboats and a staff of experienced, in-house engineers. In addition, Superior's diversified business mix allows it to participate in several geographic, product and service arenas."

The Company will host a conference call at 10:30 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 4000694. The replay is available beginning two hours after the call and ending May 9, 2002.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
              Three Months Ended March 31, 2002 and 2001
           (in thousands, except earnings per share amounts)
                              (unaudited)

                                             Three Months Ended
                                                 March 31,
                                       -------------------------------
                                           2002            2001(A)
                                       -------------    --------------

Revenues                                  $ 104,826          $ 91,256
                                       -------------    --------------

Costs and expenses:
  Cost of services                           59,238            48,318
  Depreciation and amortization               9,522             6,769
  General and administrative                 21,213            14,618
                                       -------------    --------------

     Total costs and expenses                89,973            69,705
                                       -------------    --------------

Income from operations                       14,853            21,551

Other income (expense):
  Interest expense                           (5,409)           (3,570)
  Interest income                               185               460
                                       -------------    --------------

Income before income taxes and
 cumulative effect of change in
 accounting principle                         9,629            18,441

Income taxes                                  3,804             7,561
                                       -------------    --------------

Income before cumulative effect
 of change in accounting principle            5,825            10,880

Cumulative effect of change in
 accounting principle, net of
 income tax expense                               -             2,589

                                       -------------    --------------
Net income                                  $ 5,825          $ 13,469
                                       =============    ==============

Basic earnings per share:
  Earnings before cumulative effect
   of change in accounting principle         $ 0.08            $ 0.16
  Cumulative effect of change in
   accounting principle                           -              0.04
                                       -------------    --------------
  Earnings per share                         $ 0.08            $ 0.20
                                       =============    ==============

Diluted earnings per share:
  Earnings before cumulative effect
    of change in accounting principle        $ 0.08            $ 0.16
  Cumulative effect of change in
   accounting principle                           -              0.04
                                       -------------    --------------
  Earnings per share                         $ 0.08            $ 0.20
                                       =============    ==============

Weighted average common shares used
 in computing earnings per share:
    Basic                                    70,305            67,943
                                       =============    ==============
    Diluted                                  71,310            69,017
                                       =============    ==============

        (A) Earnings per diluted share before cumulative effect of change in accounting principal, excluding goodwill
            amortization, net of taxes, was $0.17 (SFAS 142)

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 2002 AND DECEMBER 31, 2001
                            (in thousands)

                                         03/31/2002        12/31/2001
                                        (Unaudited)         (Audited)
                                       --------------    --------------
ASSETS

Current assets:
  Cash and cash equivalents                  $ 9,758           $ 3,769
  Accounts receivable - net                  102,958           109,835
  Income taxes receivable                      6,099            11,694
  Prepaid insurance and other                 12,867            10,181
                                       --------------    --------------

Total current assets                         131,682           135,479

Property, plant and equipment - net          364,655           345,878

Goodwill - net                               154,424           148,729
Notes receivable                               8,898            23,062
Other assets - net                             7,665            12,372

                                       --------------    --------------

Total assets                               $ 667,324         $ 665,520
                                       ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $ 22,616          $ 34,843
  Accrued expenses                            25,625            26,841
  Deferred income taxes                        1,130               510
  Current maturities of long-term debt        17,161            16,727
                                       --------------    --------------

Total current liabilities                     66,532            78,921
                                       --------------    --------------

Deferred income taxes                         50,640            47,390
Long-term debt                               234,982           269,633

Total stockholders' equity                   315,170           269,576
                                       --------------    --------------

Total liabilities and stockholders'
equity                                     $ 667,324         $ 665,520
                                       ==============    ==============

            Superior Energy Services, Inc. and Subsidiaries
                          Segment Highlights
   Three months ended March 31, 2002 and 2001, and December 31, 2001
                              (Unaudited)
                            (in thousands)

Revenue                 March 2002    December 2001        March 2001
                       -----------    -------------       -----------
Well Intervention
 Group                     $36,288          $45,374           $32,066

Marine                      14,586           18,565            13,007

Rental Tools                31,965           32,627            27,339

Other Oilfield
 Services                   21,987           22,975            18,844
                       -----------    -------------       -----------
Total                     $104,826         $119,541           $91,256

Gross Profit

Well Intervention
 Group                      13,495          $17,688           $14,012

Marine                       5,038            8,506             6,857

Rental Tools                22,777           23,575            17,577

Other Oilfield
 Services                    4,278            4,330             4,492
                       -----------    -------------       -----------
Total                      $45,588          $54,099           $42,938

Contact:

     Superior Energy Services Inc., Harvey
     Terence Hall, Robert Taylor, or Greg Rosenstein
     504/362-4321